Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, dated November 7, 2007 of our report dated March 26, 2007, except with respect to our opinion on the consolidated financial statements in so far as they relate to the effects of the discontinued operations as discussed in Note V, as to which the date is November 6, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting which appear in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
November 6, 2007